Exhibit 99.1

February 11, 2020 US; February 12, 2020 Australia
Amcor reports first half results and improved outlook for fiscal 2020
Amcor (NYSE: AMCR, ASX: AMC) today reported results for the six months ended December 31, 2019.
First Half Fiscal 2020 Highlights(1)
•GAAP net income of $252 million and earnings per share (EPS) of 15.5 cents per share;
•Adjusted EBIT of $699 million, up 4.4% in constant currency terms;
•Adjusted EPS of 29.2 cents per share, up 10.7% in constant currency terms;
•Quarterly dividend of 11.5 cents per share declared today;
•Total cash returns to shareholders of more than $600 million, including the repurchase of 21.9 million shares;
•Integration of the Bemis business progressing well, with approximately $30 million of pre-tax synergy benefits delivered in the first half of fiscal 2020 and outlook for fiscal 2020 pre-tax synergy benefits increased to $80 million; remain on track to deliver $180 million of total pre-tax synergy benefits over three years; and
•Fiscal 2020 outlook for adjusted EPS growth in constant currency terms improved to 7-10%.

Amcor’s CEO Mr Ron Delia said: “Amcor delivered a good first half result and our outlook for fiscal 2020 adjusted EPS growth has improved to 7-10%. The integration of the Bemis business is on track and the combined flexible packaging business has achieved mid single digit organic growth in addition to the delivery of synergy benefits. We are making very good progress capturing synergies with momentum building ahead of our initial expectations and we are excited by the opportunities for the combined business as we look ahead."
“Amcor's financial profile remains strong and will be enhanced further as we realize the full financial benefits from the Bemis acquisition. With over $1 billion of annual free cash flow, we are well placed to generate strong returns for shareholders by simultaneously investing in our core business, paying a compelling dividend, buying back shares and growing through acquisitions.”
“Today, Amcor is the global leader in consumer packaging with differentiated commercial and innovation capabilities, unparalleled scale and a global footprint. These powerful competitive advantages uniquely position us to serve our customers and to develop packaging solutions that are more sustainable and better for the environment."

Key Financials(1)

			Half Year Ended December 31,
GAAP results			2018	2019
Net sales			4,546	6,184
Net income			237	252
EPS (diluted US cents)			20.4	15.5

	Half Year Ended December 31,		Reported ∆%	Constant Currency ∆%
Adjusted non-GAAP results	Combined 2018	2019
Net sales	6,429	6,184	(3.8)	(2.4)
EBIT	678	699	3.1	4.4
Net income	435	473	8.8	10.3
EPS (diluted US cents)	26.8	29.2	9.2	10.7
(1) GAAP results for the prior year reflects the legacy Amcor business only. Adjusted non-GAAP measures exclude items which management considers as not representative of ongoing operations. Adjusted non-GAAP results for the prior period are based on unaudited combined financial information. Full details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP financial information” and in the tables included in this release.
Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Presentation of Prior Year Financial Information
On June 11, 2019, the all-stock acquisition of Bemis Company, Inc. was completed. Amcor was determined to be the acquirer for accounting purposes and as a result, financial information prepared under U.S. generally accepted accounting principles ("U.S. GAAP") for periods prior to the completion date reflects the historical financial information for the legacy Amcor business only.
Financial information included in this release and described as “Combined” represents the addition of Amcor and Bemis individual adjusted results for the half year ended December 31, 2018, after deducting for the required divestiture of certain flexible plants in Europe and the United States. See “Basis of Preparation of Supplemental Unaudited Combined Financial Statements” in this release for full details.
Bemis Acquisition Update
Integration of the Bemis business continues to progress well, with momentum building in the first half of fiscal 2020.
The company delivered approximately $30 million (pre-tax) of cost synergies primarily from overhead and procurement initiatives in the first half. Cost synergies have been realized faster than our initial expectations, and as a result, synergy benefits are now expected to reach approximately $80 million (pre-tax) in fiscal 2020 (previously $65 million).
We remain on track to achieve the previously announced benefits of $180 million (pre-tax) by the end of fiscal 2022.
Cash restructuring and integration costs of approximately $45 million were incurred in the first half of fiscal 2020. Total cash integration costs are estimated to be $150 million, with approximately $100 million expected to be incurred in fiscal 2020.
Capital Returns to Shareholders
$500 Million On-Market Share Buy-Back
Amcor repurchased 21.9 million shares during the first half of fiscal 2020 for a total cost of $223 million. The company expects to complete the $500 million buy-back program by the end of fiscal 2020.
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 11.5 cents per share. The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 17.1 Australian cents per share, which reflects the quarterly dividend of 11.5 cents per share converted at an average AUD:USD exchange rate of 0.6739 over the five trading days ended February 3, 2020.
The ex-dividend date will be March 3, 2020, the record date will be March 4, 2020 and the payment date will be March 24, 2020. Amcor has received a waiver from the ASX’s settlement operating rules, which will allow Amcor to defer processing conversions between its ordinary share and CDI registers from March 3, 2020 to March 4, 2020, inclusive.

First Half Financial Results(1)
Segment Information

	Combined
	Half Year Ended December 31, 2018				Half Year Ended December 31, 2019
Adjusted Financial Results	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)
Flexibles	5,025	582	11.6	14.2	4,846	620	12.8	14.4
Rigid Packaging	1,404	149	10.6	17.7	1,340	130	9.7	16.5
Other	(1)	(52)			(2)	(51)
Total Amcor	6,429	678	10.6	13.4	6,184	699	11.3	13.8
(1) Adjusted non-GAAP measures exclude items which management considers as not representative of ongoing operations. Adjusted non-GAAP results for the prior period are based on unaudited combined financial information. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP financial information” and in the tables included in this release. All amounts referenced throughout this document are in US dollars unless otherwise indicated.
(2) Average funds employed includes shareholders equity and net debt, calculated using a four quarter average and LTM adjusted EBIT.

Net sales for the Amcor group of $6,184 million were 1.4% lower than the prior period in constant currency terms after excluding a 1.0% unfavorable impact from the pass through of lower raw material costs.

Flexibles
	Half Year Ended December 31,		Reported ∆%	Constant Currency ∆%
	Combined 2018	2019
Net sales	5,025	4,846	(3.6)	(2.0)
Adjusted EBIT	582	620	6.6	8.0
Adjusted EBIT / Sales %	11.6	12.8
Adjusted EBIT / Average funds employed %	14.2	14.4

Flexibles segment net sales were 1.4% lower than the prior period in constant currency terms after excluding a 0.6% unfavorable impact from the pass through of lower raw material costs. Volumes grew modestly across the Flexibles North America and Flexibles Europe, Middle East and Africa businesses, offset by lower volumes and unfavorable mix in the Flexibles Latin America and Specialty Cartons businesses.

Adjusted EBIT of $620 million was 8% higher than last year in constant currency terms and includes approximately $20 million (or 3%) of synergy benefits related to the Bemis acquisition. The remaining 5% organic growth reflects strong cost performance and year over year benefits from the normal time lag in recovering raw material cost movements, partly offset by the unfavorable earnings impact of lower sales.

Adjusted EBIT margins of 12.8% increased 120 bps compared to the prior year period.

In Europe, volumes grew across a range of end markets including protein, dairy, pet care, coffee, medical and ready meals. Earnings also benefited from delivery of synergies and overall operating cost performance.

In North America, volumes grew in the high value protein, liquids and healthcare segments and operating cost performance was strong. Delivery of synergy benefits gained momentum throughout the first half and long term commitments have been secured with a number of large customers during the period, reflecting the strength of Amcor's enhanced value proposition.

In Latin America, volumes were lower reflecting challenging economic conditions across the region and the impact of volumes lost within the legacy Bemis business prior to the acquisition close. This was partly offset by the delivery of synergy benefits. The company has also taken steps to simplify the portfolio in Latin America with the sale of its interest in a tube laminate joint venture.

In Asia Pacific, volumes were higher across the emerging markets of India, China and South East Asia, with India performing particularly well as volumes ramped up in a new greenfield plant. Earnings were favorably impacted by the delivery of synergy benefits and strong operating cost performance.

Net sales generated from specialty folding carton products were lower than the prior period due to weaker volumes in Europe, and in particular in Eastern Europe where there was an increase in the prevalence of illicit trade as well as customer destocking. This was partly offset by higher earnings in the Asia and Americas regions and continued growth in reduced risk product categories.

Rigid Packaging
	Half Year Ended December 31,		Reported ∆%	Constant Currency ∆%
	2018	2019
Net sales	1,404	1,340	(4.6)	(4.0)
Adjusted EBIT	149	130	(12.5)	(11.9)
Adjusted EBIT / Sales %	10.6	9.7
Adjusted EBIT / Average funds employed %	17.7	16.5

Rigid Packaging segment net sales were 1.6% lower than the prior period in constant currency terms after excluding a 2.4% unfavorable impact from the pass through of lower raw material costs, with no impact from volumes but unfavorable mix compared to the prior year.

Adjusted EBIT of $130 million was lower against a particularly strong comparative period, which was highlighted in our first quarter results. We anticipate a return to profit growth for the Rigid Packaging segment in the second half of fiscal 2020.

In North America, earnings were lower in the current period as overall mix was unfavorable in both beverage and specialty containers, which also led to higher costs. This compares to the prior period which benefited from exceptionally strong mix. Beverage volumes were 0.2% lower than last year with hot fill container volumes up 4% despite a strong comparative period, driven by market growth and share gains as a range of customers launch new products in the PET format.

In Latin America, volumes were 2% higher compared with the first half of last year, however earnings were lower than the strong result achieved in the prior period. This reflects unfavorable mix across the portfolio and lower earnings in Argentina where the early recovery of cost inflation benefited the second quarter result last year.

Other
	Half Year Ended December 31,
Adjusted EBIT	Combined 2018	2019
Equity earnings in affiliates, net of tax	7	5
Corporate expenses	(59)	(55)
Total Other	(52)	(51)

Corporate expenses of $55 million include approximately $10 million of synergy benefits related to the Bemis acquisition.

Net interest and income tax expense
Net interest expense for the six months ended December 31, 2019 was $99 million compared with combined net interest expense of $138 million in the prior period and primarily reflects benefits from lower borrowing costs as several long dated fixed rate facilities matured during the half.

GAAP income tax expense for the six months ended December 31, 2019 was $67 million. Excluding amounts related to non-GAAP adjustments, adjusted income tax expense for the six months ended December 31, 2019 was $123 million, representing an effective tax rate of 20.5%.

Cash flow and balance sheet
Adjusted free cash flow (before dividends) was $310 million and includes the impact of higher cash earnings and improved working capital performance offset by higher net capital expenditure.

Net debt was $5,537 million at December 31, 2019, broadly in line with net debt as of June 30, 2019. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 2.9 times as of December 31, 2019.

Fiscal 2020 Outlook
The company expects:
•Adjusted constant currency EPS growth in fiscal 2020 of approximately 7-10% (previously 5-10%).
◦Compared with adjusted combined EPS of 58.2 US cents per share in fiscal 2019 and assuming fiscal 2019 average exchange rates, this implies a constant currency EPS range of 62.0 - 64.0 US cents per share (previously 61.0 - 64.0 US cents per share).
◦Assuming average exchange rates for the first half of fiscal 2020 prevail for the remainder of the year, currency would have an unfavorable impact on reported EPS of approximately one US cent per share.
◦This range includes anticipated pre-tax synergy benefits associated with the Bemis acquisition of approximately $80 million (previously $65 million).
•Free cash flow (before dividends) of over $1 billion before approximately $100 million of cash integration costs.
◦Equivalent to $300 - $400 million after dividends but before cash integration costs.
The company also expects:
◦Corporate expenses before synergies of $160 - $170 million in constant currency terms;
◦Net interest costs of $210 - $230 million (previously $230 - $250 million) in constant currency terms; and
◦Adjusted effective tax rate of 21% - 23%.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results Tuesday, February 11, 2020 at 5:30 pm US Eastern Time / February 12, 2020 at 9.30 am Australian Eastern Daylight Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID 1837796:
•US & Canada – 866 211 4133
•Australia – 1800 287 011
•United Kingdom – 0800 051 7107
•Singapore – 800 852 6506
•Hong Kong – 800 901 563
From all other countries, the call can be accessed by dialing +1 647 689 6614 (toll).
A replay of the audiocast will also be available on www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products and the people who rely on them, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures, and services. The company is focused on making packaging that is increasingly light-weighted, recyclable and reusable, and made using an increasing amount of recycled content. Around 50,000 Amcor people generate $13 billion in sales from operations that span about 250 locations in 40-plus countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I Facebook I Twitter I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird	Jay Koval
Head of Investor Relations	Vice President Investor Relations	Vice President Investor Relations
Amcor	Amcor	Amcor
+61 3 9226 9028	+61 3 9226 9070	+1 224 313 7127
tracey.whitehead@amcor.com	damien.bird@amcor.com	jay.koval@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Daniel Yunger
Head of Global Communications
Citadel-MAGNUS	Amcor	Kekst CNC
+61 448 881 174	+41 78 698 69 40	+1 212 521 4879
jstrong@citadelmagnus.com	ernesto.duran@amcor.com	daniel.yunger@kekstcnc.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This communication contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Amcor plc (“Amcor”) has identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “estimate,” “potential,” “outlook” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers or advisors, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause results and projections made herein to differ from expectations include, but are not limited to: failure to realize the anticipated benefits of the acquisition of Bemis Company, Inc. (“Bemis”), and the cost synergies related thereto; failure to successfully integrate Bemis’ business and operations in the expected time frame or at all; integration costs related to the acquisition of Bemis; the loss of key customers or a reduction in production requirements of key customers; fluctuations in consumer demand patterns; significant competition in the industries and regions in which Amcor operates; failure by Amcor to expand its business; the potential loss of intellectual property rights; price fluctuations or shortages in the availability of raw materials, energy and other inputs; disruptions to production and supply; costs and liabilities related to current and future environmental, health and safety regulations; the possibility of labor disputes; uncertainties related to future dividend payments and share buy-backs; fluctuations in our credit ratings; other risks related to the business, including the effects of industry, economic or political conditions, legal and regulatory proceedings, interest rates, exchange rates and international operations; disruptions to the financial or capital markets; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K and in Amcor’s quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
On-market share buy-back
Under the buy-back, any repurchases will be effected in accordance with Amcor plc’s general authority to repurchase shares and CDIs established and in accordance with all relevant legal and regulatory requirements. The company may not complete the buy-back on the estimated timeline, is not obliged to make any repurchases and the buy-back may be suspended for periods or discontinued at any time.
Amcor and Bemis combination
On June 11, 2019, the all-stock acquisition of Bemis Company, Inc. was completed under the terms of the agreement announced on August 6, 2018. Pursuant to that agreement, Bemis shareholders received 5.1 Amcor shares for each Bemis share held and Amcor Limited shareholders received one Australian Securities Exchange listed CHESS Depositary Instrument for each share held. As a result of these share exchanges, the assets of both Amcor Limited and Bemis were merged into Amcor, and Amcor was determined to be the acquirer for accounting purposes. As a result, the historical financial statements of Amcor, prepared under U.S. generally accepted accounting principles ("U.S. GAAP"), for the periods prior to the combination are considered to be the historical financial statements of Amcor Limited.
Basis of Preparation of Supplemental Unaudited Combined Financial Information
In order to provide the most meaningful comparison of results of operations and results by reporting segment, the Company has included Supplemental Unaudited Combined Financial Information, which combines Amcor and Bemis historical operating results and has been prepared to illustrate the effects of the combination, assuming the combination had been consummated on July 1, 2018. The Supplemental Unaudited Combined Financial Information includes adjustments for (1) accounting policy alignment, (2) elimination of the effect of events that are directly attributable to the combination (e.g., one-time transaction costs), (3) elimination of the effect of consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for the transaction, and (4) items which management considers are not representative of ongoing operations. The Supplemental Unaudited Combined Financial Information does not include the preliminary purchase accounting impact, which has not been finalized at the date of the release and does not reflect any cost or growth synergies that Amcor may achieve as a result of the transaction, future costs to combine the operations of Amcor and Bemis or the costs necessary to achieve any cost or growth synergies. The Supplemental Unaudited Combined Financial Information has been presented for informational purposes only and is not necessarily indicative of what Amcor’s results of operations actually would have been had the combination been completed as of July 1, 2018, nor is it indicative of the future operating results of Amcor. The Supplemental Unaudited Combined Financial Information should be read in conjunction with the separate historical financial statements and accompanying notes contained in each of the Amcor and Bemis periodic reports, as available. For avoidance of doubt, the Supplemental Unaudited Combined Financial Information is not intended to be, and was not, prepared on a basis consistent with the unaudited condensed combined financial information in Amcor’s Registration Statement on Form S-4 filed March 25, 2019 with the SEC (the “S-4 Pro Forma Statements”), which provides the pro forma financial information required by Article 11 of Regulation S-X. For instance, the Supplemental Unaudited Combined Financial Information does not give effect to the combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 805, Business Combinations (“ASC Topic 805”), with Amcor treated as the legal and accounting acquirer. The Supplemental Unaudited Combined Financial Information has not been adjusted to give effect to pro forma events that are (1) directly attributable to the combination, (2) factually supportable, or (3) expected to have a continuing impact on the combined results of Amcor and Bemis. More specifically, other than excluding Amcor’s divested plants and one-time transaction costs, the Supplemental Unaudited Combined Financial Information does not reflect the types of pro forma adjustments set forth in S-4 Pro Forma Statements. Consequently, the Supplemental Unaudited Combined Financial Information is intentionally different from, but does not supersede, the pro forma financial information set forth in S-4 Pro Forma Statements.
Presentation of non-GAAP financial information
Included in this announcement are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow before dividends, adjusted cash flow after dividends, net debt and the Supplemental Unaudited Combined Financial Information including adjusted earnings before interest, tax, amortization and depreciation, adjusted earnings before interest and tax, and adjusted earnings per share and any ratios related thereto. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:
•material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations and any other qualifying costs related to the restructuring plan;

•earnings from discontinued operations and any associated profit on sale of businesses or subsidiaries;
•consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for Amcor’s acquisition of Bemis;
•impairments in goodwill and equity method investments;
•material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees and integration costs;
•material purchase accounting adjustments for inventory;
•amortization of acquired intangible assets from business combinations;
•impact of economic net investment hedging activities not qualifying for hedge accounting;
•payments or settlements related to legal claims; and
•impacts from hyperinflation accounting.
Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the company’s reporting segments and certain of the measures are used as a component of Amcor’s board of directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor also evaluates performance on a constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current-year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant items without unreasonable effort. These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets and certain tax related events. These items are uncertain, depend on various factors and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

U.S. GAAP Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended December 31,		Half Year Ended December 31,
($ million)	2018	2019	2018	2019
Net sales	2,285	3,043	4,546	6,184
Cost of sales	(1,832)	(2,426)	(3,701)	(5,020)
Gross profit	453	617	845	1,164
Selling, general and administrative expenses	(205)	(308)	(404)	(680)
Research and development expenses	(17)	(24)	(32)	(49)
Restructuring and related expenses	(40)	(24)	(52)	(42)
Other income, net	31	11	42	20
Operating income	222	272	399	413
Interest expense, net	(47)	(46)	(100)	(99)
Other non-operating income (loss), net	6	4	3	12
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	180	231	302	326
Income tax expense	(31)	(45)	(53)	(67)
Equity in income (loss) of affiliated companies, net of tax	(9)	2	(7)	5
Income from continuing operations	141	188	242	264
Income (loss) from discontinued operations, net of tax(1)	—	—	—	(8)
Net income	141	188	242	256
Net (income) loss attributable to non-controlling interests	(2)	(2)	(5)	(4)
Net income attributable to Amcor plc	139	186	237	252
USD:EUR FX rate	0.8765	0.9035	0.8682	0.9013

Basic earnings per share attributable to Amcor	0.120	0.115	0.205	0.155
Diluted earnings per share attributable to Amcor	0.120	0.115	0.204	0.155
Weighted average number of shares outstanding – Basic	1,154	1,613	1,154	1,618
Weighted average number of shares outstanding - Diluted	1,157	1,615	1,158	1,620
(1) Represents loss generated from three former Bemis plants located in the United Kingdom and Ireland from July 1, 2019 to August 8, 2019. Amcor announced the disposal of these assets to Kohlberg & Company on June 25, 2019. This divestment was required by the European Commission at the time of approving Amcor’s acquisition of Bemis on February 11, 2019.

U.S. GAAP Condensed Consolidated Statement of Cash Flows (Unaudited)

	Half Year Ended December 31,
($ million)	2018	2019
Net income	242	256
Depreciation, amortization and impairment	187	332
Changes in working capital	(223)	(192)
Other non-cash items	29	(53)
Net cash provided from operating activities	235	342
Purchase of property, plant and equipment and other intangible assets	(172)	(207)
Proceeds from sale of property, plant and equipment and other intangible assets	60	3
Proceeds from divestiture	—	397
Net debt (repayments) proceeds	83	177
Dividends paid	(291)	(391)
Share buy-back	—	(223)
Other, including effects of exchange rate on cash and cash equivalents	(45)	(27)
Net (decrease) increase in cash and cash equivalents	(130)	72
Cash and cash equivalents at the beginning of the period	621	602
Cash and cash equivalents at the end of the period	491	674

U.S. GAAP Condensed Consolidated Balance Sheet (Unaudited)

($ million)	June 30, 2019	December 31, 2019
Cash and cash equivalents	602	674
Trade receivables, net	1,864	1,669
Inventories, net	1,954	1,892
Assets held for sale(1)	416	—
Property, plant and equipment, net	3,975	3,758
Goodwill and other intangible assets, net	7,463	7,340
Other assets	891	1,500
Total assets	17,165	16,833
Trade payables	2,303	2,076
Short-term debt and current portion of long-term debt	794	357
Long-term debt, less current portion	5,309	5,854
Liabilities held for sale(1)	21	—
Accruals and other liabilities	3,063	3,143
Shareholders equity	5,675	5,403
Total liabilities and shareholders equity	17,165	16,833
(1) Represents the net asset value related to three former Bemis plants located in the United Kingdom and Ireland. Amcor announced the disposal of these assets to Kohlberg & Company on June 25, 2019 and the transaction closed on August 8, 2019. This divestment was required by the European Commission at the time of approving Amcor’s acquisition of Bemis on February 11, 2019.

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income and Earnings per share (EPS)

	Half Year Ended December 31, 2018				Half Year Ended December 31, 2019
(USD million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	237	237	237	20.4	252	252	252	15.5
Net income attributable to non-controlling interests	5	5			4	4
(Income) loss from discontinued operations	—	—			8	8	8	0.5
Tax expense	53	53			67	67
Interest expense, net	100	100			99	99
Depreciation and amortization	166				321
EBITDA, EBIT, Net income and EPS	561	395	237	20.4	751	429	259	16.0
Material restructuring and related costs	38	38	38	3.3	41	41	41	2.5
Impairment in equity method investments	14	14	14	1.2	—	—	—	—
Net investment hedge not qualifying for hedge accounting	(2)	(2)	(2)	(0.1)	—	—	—	—
Material transaction and other costs(1)	35	35	35	3.0	101	101	101	6.3
Material impact of hyperinflation	19	19	19	1.6	19	19	19	1.1
Net legal settlements	(16)	(16)	(16)	(1.3)	—	—	—	—
Amortization of acquired intangibles(2)		10	10	0.8		109	109	6.8
Tax effect of above items			(14)	(1.2)			(56)	(3.5)
Adjusted EBITDA, EBIT, Net income and EPS	650	493	321	27.7	911	699	473	29.2
Combined Adjustments(3)	254	185	114	(0.9)	—	—	—	—
Combined Adjusted EBITDA, EBIT, Net income and EPS	904	678	435	26.8	911	699	473	29.2
(1) Includes costs associated with the Bemis acquisition. The half year ended December 31, 2019 includes $58 million of acquisition related inventory fair value step-up recognized in the September 2019 quarter.
(2) The half year ended December 31, 2019 includes $26 million of sales backlog amortization related to the Bemis acquisition recognized in the September 2019 quarter.
(3) Includes Bemis and remedy adjustments. EPS also adjusts for new shares issued to complete the Bemis combination.

Reconciliation of adjusted EBIT by reporting segment

	Half Year Ended December 31, 2018				Half Year Ended December 31, 2019
($ million)	Combined Flexibles	Rigid Packaging	Combined Other(1)	Total Combined	Flexibles	Rigid Packaging	Other(1)	Total
Net income attributable to Amcor				237				252
Net income attributable to non-controlling interests				5				4
(Income) loss from discontinued operations				—				8
Tax expense				53				67
Interest expense, net				100				99
EBIT	359	91	(54)	395	409	101	(81)	429
Material restructuring and related costs	—	38	—	38	32	6	3	41
Impairment in equity method investments	—	—	14	14	—	—	—	—
Net investment hedge not qualifying for hedge accounting	—	—	(2)	(2)	—	—	—	—
Material transaction and other costs(2)	1	1	33	35	73	2	27	101
Material impact of hyperinflation	3	17	—	19	—	19	—	19
Net legal settlement	—	—	(16)	(16)	—	—	—	—
Amortization of acquired intangibles(3)	7	3	—	10	107	3	—	109
Adjusted EBIT	369	149	(24)	493	620	130	(51)	699
Combined Adjustments(4)	213	—	(28)	185	—	—	—	—
Combined Adjusted EBIT	582	149	(52)	678	620	130	(51)	699
Adjusted EBIT / sales %	11.6%	10.6%		10.6%	12.8%	9.7%		11.3%
Average funds employed(5)	8,687	1,783			8,786	1,773
Adjusted EBIT / average funds employed %	14.2%	17.7%		13.4%	14.4%	16.5%		13.8%
(1) Other includes equity in income (loss) of affiliated companies, net of tax and general corporate expenses.
(2) Includes costs associated with the Bemis acquisition. The half year ended December 31, 2019 includes $58 million of acquisition related inventory fair value step-up recognized in the September 2019 quarter.
(3) The half year ended December 31, 2019 includes $26 million of sales backlog amortization related to the Bemis acquisition recognized in the September 2019 quarter.
(4) Includes Bemis and remedy adjustments.
(5) Average funds employed includes shareholders equity and net debt, calculated using a four quarter average and LTM adjusted EBIT.

Reconciliation of adjusted free cash flow and cash flow after dividends

($ million)	Half Year Ended December 31, 2019
Net cash provided from operating activities	342
Net capital expenditure	(204)
Operating cash flow related to divested operations	60
Material transaction and integration related costs(1)	112
Adjusted free cash flow (before dividends)(2)	310
Dividends	(391)
Adjusted cash flow after dividends	(81)
(1) Includes cash integration costs of $45 million.
(2) Adjusted free cash flow excludes material transaction related costs because these cash flows are not considered to be directly related to the underlying business.

Reconciliation of net debt

($ million)	June 30, 2019	December 31, 2019
Cash and cash equivalents	(602)	(674)
Short-term debt	789	353
Current portion of long-term debt	5	4
Long-term debt excluding current portion of long-term debt	5,309	5,854
Net debt	5,502	5,537

Supplemental Unaudited Combined Amcor and Bemis 2018 Financial Information for the Half Year Ended December 31, 2018
The Supplemental Unaudited Combined Financial Information presented for the half year ended December 31, 2018 reflects estimates for Amcor as if the Bemis acquisition took effect on July 1, 2018.
Key combined financial measures and ratios(1)

	Amcor(2)	Bemis(3)	Adjustments(4)	Combined Results
Net sales ($ million)	4,546	2,029	(146)	6,429
Adjusted EBITDA ($ million)	650	294	(40)	904
Adjusted EBIT ($ million)	493	212	(27)	678
Adjusted Net income ($ million)	321	135	(22)	435
(1) Further details related to non-GAAP measures and reconciliations are presented above. Refer "Basis of Preparation of Supplemental Unaudited Combined Financial Statements' in this release for full details.
(2) Adjusted financial result of the legacy Amcor business from July 1, 2018 to December 31, 2018.
(3) Adjusted financial result of the legacy Bemis business from July 1, 2018 to December 31, 2018.
(4) Elimination of financial results attributable to flexible packaging plants in Europe and the United States which were required to be sold to secure anti-trust approval for the Bemis acquisition. Refer "Basis of Preparation of Supplemental Unaudited Combined Financial Statements' in this release for full details.
Bemis synergies

		Pre-tax Benefits
($ million)	Cash Integration Costs	Flexibles	Other	Total
Recognized in 1H20	45	20	10	30
Expected balance to be recognized in 2H20	50 - 60			50
Expected to be recognized in FY21 & FY22	~50			100
Cumulative costs and benefits	~150			180